Exhibit 99.1

INNOVATE Corp. Announces Closing of Rights Offering
New York, April 24, 2024 - INNOVATE Corp. (“INNOVATE” or the “Company”) (NYSE: VATE), a diversified holding company, announced today the closing of its successful rights offering, which expired at 5:00 p.m., New York City time, on April 19, 2024. Pursuant to the terms of the rights offering, 5.2 million shares of common stock are being purchased pursuant to the exercise of basic subscription rights and 0.1 million additional shares of common stock are being purchased under the over‑subscription privilege.
In accordance with the Investment Agreement (the “Investment Agreement”) entered into by the Company with Lancer Capital LLC (“Lancer Capital”), an investment fund led by Avram Glazer, the Chairman of the Board of Directors of the Company and the Company’s largest stockholder, Lancer Capital partially backstopped the rights offering in the amount of $15.3 million by purchasing Series C Non-Voting Convertible Participating Preferred Stock, par value $0.001 per share (the “preferred stock”). In total, 15.3 thousand shares of preferred stock at a price of $1,000 per share were issued to Lancer Capital. This includes the approximately 6.3 thousand shares of preferred stock issued in connection with the closing of the rights offering and the 9.0 thousand shares already purchased as part of an equity advance arrangement under the Investment Agreement (the “equity advance”). On March 28, 2024, the Company issued and sold 25.0 thousand shares of the preferred stock to Lancer Capital for an aggregate purchase price of $25.0 million under the equity advance. The remaining 16.0 thousand shares of preferred stock purchased under the equity advance are part of the previously announced concurrent private placement. The preferred stock can be convertible into common stock at the price equivalent to the subscription price under the rights offering contingent on shareholder approval, which will be voted on at the next annual meeting.
In the aggregate, the Company is issuing 5.3 million new shares of common stock at the subscription price of $0.70 per whole share for gross proceeds of $3.7 million to the Company, in addition to 31.3 thousand shares of preferred stock to Lancer Capital for gross proceeds of $31.3 million to the Company. After giving effect to the rights offering, the Company will have 85.2 million shares of common stock issued and outstanding. If approved at the annual meeting, the conversion of the 31.3 thousand shares of preferred stock purchased by Lancer Capital would result in the issuance of an additional 44.7 million shares of common stock.
The Company expects to use the proceeds from the rights offering for general corporate purposes, including debt service and for working capital.
Investors who have participated in the rights offering should expect to see the shares of common stock issued to them in uncertificated book-entry form. Any excess subscription payments received by Computershare Trust Company, N.A. (the "subscription agent") will be returned by the subscription agent to investors, without interest or deduction, through the same method by which they participated in the rights offering.
The rights offering was made pursuant to INNOVATE’s effective shelf registration statement on Form S-3, filed with the SEC on September 29, 2023 and declared effective on

October 6, 2023, and a prospectus supplement containing the detailed terms of the rights offering filed with the SEC on March 8, 2024, as amended by that certain Amendment No. 1 to the prospectus supplement, filed with the SEC on March 25, 2024, and further amended by that certain Amendment No. 2 to the prospectus supplement, filed with the SEC on April 9, 2024. This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities (including without limitation the preferred stock issued and sold in the concurrent private placement), nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The rights offering was made only by means of a prospectus and a related prospectus supplement, copies of which were distributed to all eligible rights holders as of the rights offering record date and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering.
About INNOVATE
INNOVATE Corp. is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 4,000 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.
Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the rights offering and concurrent private placement, including, among others, statements related to the use of proceeds from the rights offering and other terms of the rights offering, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company's control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, INNOVATE undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:

Solebury Strategic Communications
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691